UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)*

                	          			THE LOEWEN GROUP INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                   54042L100
                                  ------------
                                 (CUSIP Number)

                                  May 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of  6  Pages
-------------------------                              -------------------------

CUSIP No. 54042L100       13G                     Page  2  of  6  Pages

-------------------------                              -------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Canadian Imperial Bank of Commerce
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Canada
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER
                            			0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY                10,062,125
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 	 	0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                   		         	10,062,125
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            			10,062,125
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           		               13.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           		CO

--------------------------------------------------------------------------------
CUSIP No. 54042L100       13G                     Page  3  of  6  Pages

-------------------------                              -------------------------


---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CIBC Delaware Holdings Inc.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a) [_]
                                                                 (b) [ ]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER
                            			0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY               	10,062,125
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 	 	0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                   		         	10,062,125
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                            			10,062,125
---------- ---------------------------------------------------------------------
       10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           		13.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           		CO

-------------------------------------------------------------------------------
--------------------------------------------------------- Page  4  of  6  Pages

Item 1(a):                   Name of Issuer:

                             The Loewen Group Inc.  (the "Company")

Item 1(b):                   Address of Issuer's Principal Executive Offices:

                             4126 Norland Avenue
                             Burnaby, British Columbia V5G 358

Item 2(a)                    Name of Person Filing:

                             Canadian Imperial Bank of Commerce ("CIBC"), on its own behalf and on behalf of its indirect wholly-owned subsidiary, CIBC Delaware Holdings Inc., to which ownership of the 10,062,125 shares of Common Stock of The Loewen Group Inc. was transferred on May 31, 1999.

Item 2(b):                   Address of Principal Business Office:

                           		Canadian Imperial Bank of Commerce
                          		 Commerce Court
                             Toronto, Canada M5L 1A2

                           		CIBC Delaware Holdings Inc.
                           		425 Lexington Avenue
                           		New York, New York 10017

Item 2(c):                   Citizenship:

                             CIBC is a bank organized under the Bank Act of Canada. CIBC Delaware Holdings Inc. is incorporated in the State of Delaware.

Item 2(d):                   Title of Class of Securities:

                             Common Stock

Item 2(e):                   CUSIP Number:

                             54042L100

Item 3: 		                   If this statement is filed pursuant to
                    	       	Sections 240.13d-1(b) or 240.13d-2(b)
                           		or (c), check whether the person filing is a:

                             Not applicable.

                             If this statement is filed pursuant to Rule
                             13d-1(c), check this box.  [X]

Item 4:                      Ownership:

                             (a)  Amount beneficially owned:   10,062,125
                             shares, owned of record and beneficially as of May 31, 1999, by CIBC Delaware Holdings Inc., an indirect wholly-owned subsidiary of CIBC. CIBC may be deemed the beneficial owner of the shares owned by CIBC Delaware Holdings Inc.


------------------------------------------------------   Page  5  of  6  Pages


                             (b) Percent of class: 13.6% (based on 74,061,750 shares of Common Stock outstanding as of April 30, 1999).

                             (c)  Number of shares as to which the person has

                                  (i)  sole power to vote or direct the vote:
                                       0

                                 (ii) shared power to vote or direct the vote:
                                      10,062,125

                                (iii) sole power to dispose or to direct the
                                      disposition of:  0

                                 (iv) shared power to dispose or to direct the
                                      disposition of:  10,062,125


Item 5:                      Ownership of Five Percent or Less of a Class:
                             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


Item 6:                      Ownership of More than Five Percent on Behalf of
                             Another Person:

	                            CIBC Delaware Holdings Inc. has the right to
                             receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                             Not Applicable

Item 8:                      Identification and Classification of
                             Members of the Group:

                             Not applicable.

Item 9:                      Notice of Dissolution of Group:

                             Not applicable.

Item 10:                     Certification:

                            	By signing below I certify that, to the best of my
                             knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.


------------------------------------------------------  Page  6  of  6  Pages

                             SIGNATURE
                          ----------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 9, 1999


                                       CANADIAN IMPERIAL BANK OF COMMERCE



                                       By:  /s/ Patricia A. Bourdon
                                       ------------------------------
                                       Name:  Patricia A. Bourdon
                                       Title: Assistant Secretary



                                     		CIBC DELAWARE HOLDINGS INC.


                                   			 By: /s/ Jeffrey L. Seltzer
			                                    ------------------------------
                               			     Name:  Jeffrey L. Seltzer
                               			     Title: Chairman &
                                              Chief Executive Officer